SETTLEMENT AGREEMENT

          This Settlement Agreement (“Agreement”) is made this 24th day of September, 2013 (the “Agreement Date”), by and between World Surveillance Group Inc., a Delaware corporation, State Road 405, Building M6-306A, Room 1400, Kennedy Space Center, Florida 32815 (“WSGI”), and Anthony Bocchichio, 10771 Hawks Vista Street, Plantation, FL 33324 (“Bocchichio” and collectively with WSGI, the “Parties”).

RECITALS

          WHEREAS, the Parties desire to enter into this Agreement to resolve all outstanding matters and claims between the Parties.

          WHEREAS, for purposes of this Settlement Agreement, WSGI shall include all of its subsidiaries.

          NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises, representations, covenants and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

I.           Status

The Parties hereby agree that the Letter Agreement dated April 29, 2012 between WSGI and Bocchichio has terminated and is of no further force or effect. Bocchichio agrees that effective as of the Agreement Date, he hereby resigns as Chairman of the Board of WSGI.

II.          Issuance/Payment

A.          In consideration of the settlement of all outstanding matters and claims between the Parties, WSGI hereby agrees to issue to Bocchichio a stock certificate or DRS statement representing 600,000 fully paid and non-assessable shares (the “Shares”) of common stock, par value $0.00001 per share, of WSGI (the “Common Stock”) and all right, title and interest therein free and clear of any mortgage, lien or encumbrance of any kind, other than as set forth below. All Shares issued to Bocchichio shall be restricted securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and shall contain a restrictive legend as the Shares will not have been registered pursuant to the Securities Act.

B.          In consideration of the settlement of all outstanding matters and claims between the Parties, WSGI hereby agrees to pay to Bocchichio a total of $17,500 due pursuant to the Letter Agreement no later than forty-five (45) days from the Agreement Date. WSGI may prepay any amount of this payment without penalty.

III.          Mutual Non-Disparagement

          The Parties mutually agree that they will not, directly or indirectly, individually or as a consultant to, or an employee, officer, director, manager, stockholder, partner, member, representative, agent or other owner or participant in any business entity, defame, disparage, or cause disparagement of the other Party including when appropriate all of its current and former agents, employees, representatives, officers, directors, board members, attorneys, affiliates, parents, subsidiaries, divisions, assigns, subrogees, predecessors and successors in interest; provided, however, that if a Party is asked a direct question regarding the other Party, such Party may respond truthfully and factually to such direct question. Further, the Parties agree not to assist or encourage, directly or indirectly, in any way any individual, company or entity, or groups of individuals, companies or entities, to bring or pursue any lawsuits, charges, complaints, claims, grievances, or actions or make any other demands against the other Party, unless compelled to do so by law. This Section III shall survive in perpetuity.

IV.          Mutual Release

Upon execution of this Agreement and in exchange for the promises, undertakings and agreements by the other Party contained herein, each Party and his or its present and former agents, employees, representatives, officers, directors, board members, attorneys, affiliates, parent entities, subsidiaries, divisions, assigns, subrogees, predecessors and successors in interest hereby irrevocably and forever release, forgive and discharge the other Party and his or its present and former agents, employees, representatives, officers, directors, board members, attorneys, affiliates, parent entities, subsidiaries, divisions, assigns, subrogees, predecessors and successors in interest, now or in the future from any and all claims, demands, contracts, actions, causes of action, suits, obligations, debts, sums of money, accounts, reckonings, bonds, bills, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, and liabilities of any kind or nature whatsoever, in law or in equity, whether known or unknown, which such Party now has or may, can or shall have in the future against the other Party for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Settlement Agreement, excepting only the obligations and agreements contained in this Agreement. This Section IV shall survive in perpetuity.

V.          Representations, Warranties And Covenants

A.          Bocchichio hereby represents and warrants that at all times he was acting as an employee, officer, director and/or other representative of WSGI and/or its subsidiaries, he complied with all applicable laws, rules and regulations and acted in the best interests of WSGI.

B.          Bocchichio further acknowledges that by the very nature of his relationship with WSGI he, from time to time, may have had and may have knowledge of or access to material non-public information as such term is defined by the Securities Act.

C.          Bocchichio hereby agrees and covenants that:

1.          He will not make any purchases, sales or other transactions in the securities of WSGI based on any material non-public information, other than pursuant to an existing 10b5-1 plan; and

2.          He will utilize his best efforts to safeguard and prevent the dissemination of such material non-public information to third parties.

The obligations set forth in this Section V(C) shall survive in perpetuity.

D.          Bocchichio hereby represents and warrants that he understands the Shares issued pursuant to Section II of this Agreement have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the accuracy of the representations and warranties of Bocchichio as expressed herein or otherwise made pursuant hereto; that such Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption therefrom is available; that he is acquiring the Shares for investment for his own account and not with a view to, or for resale in connection with, any distribution thereof; that he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of his investment in WSGI; that he understands and acknowledges that an investment in WSGI is highly speculative and involves substantial risks; and that he can bear the economic risk of such investment.

E.          Bocchichio and WSGI each represents and warrants that it has read this Agreement, has had the opportunity to consult or has consulted with its attorney prior to executing this Agreement, understands the meaning and application of this Agreement and signs this Agreement knowingly, voluntarily and of its own free will with the intent of being bound hereby; that it has not been subjected to any duress, undue influence or inequality of bargaining power in connection with the negotiation or execution of this Agreement; that except for statements, representations and promises expressly set forth in this Agreement, such Party has not relied upon any statement, representation or promise of any other party (or of any employee, attorney or other representative of any other party or of an affiliated entity) in executing this Agreement, and no other party has made any statements, representations or promises regarding a fact relied upon by it in entering into this Agreement; and that it has made an investigation of the facts pertaining to the Parties’ actual and potential disputes as it deemed necessary or desirable.

F.          Bocchichio and WSGI each represents and warrants that its execution, delivery and performance of this Agreement, in the time and manner herein specified, does or will not violate any constitution, statute, regulation, rule, injunction, order, decree, ruling, charge or other restriction of any government, governmental or regulatory agency or body, or court applicable to it, or any provision of its applicable organizational documents or other similar governing instruments, and will not conflict with, result in a breach of, or constitute a default under any existing agreement, indenture, or other instrument to which such Party is a party or by which such Party may be bound or affected.

G.          Bocchichio and WSGI each represents and warrants that it has the full legal authority to enter into this Agreement and to perform its obligations hereunder in the time and manner contemplated; and that the execution, delivery and performance by such Party of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of such Party, and when executed and delivered by the Parties, shall constitute a valid and legally binding obligation of such Party, enforceable against such Party in accordance with the terms of this Agreement. The individuals whose signatures appear below are authorized to sign this Agreement in their own behalf or for their respective entities.

H.          WSGI represents and warrants that for so long as the Promissory Notes between Global Telesat Corp. (“GTC”) and Jamal Tassie are outstanding, WSGI will hold as close to possible bi-weekly conference calls with Mr. Tassie, which Bocchichio will be invited to attend, and which Barbara Johnson will to the best of her ability be present on, to discuss WSGI’s business and the timing of repayment of his notes, providing that Mr. Tassie enters into a Non-Disclosure Agreement with WSGI; and that WSGI will use its commercially reasonable efforts to cause GTC to repay such notes in a timely manner.

I.           All representations and warranties made in this Agreement shall survive the execution of this Agreement.

VI.          Confidential Data

A.          Confidential Data Defined

Confidential Data includes but is not limited to, trade secrets as defined by the Uniform Trade Secrets Act, common law, or applicable Florida law, and all other confidential information of a business, financial, marketing or technical nature relating to the business of WSGI, including all processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, computer hardware designs, information and data relating to the development, research, testing, costs, marketing and uses of WSGI’s products and services, all budgets, projections, financial statements and strategic plans which are not publicly available, the identity and special needs of customers, vendors and suppliers which Bocchichio did not bring to WSGI, database, data, all technology relating to WSGI’s businesses, systems, methods of operation, customer and vendor lists and information, investors, investor lists, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities and operations of WSGI, and Confidential Data received from WSGI’s subsidiaries and affiliates, as well as any other parties with whom WSGI has agreed to keep information confidential. Confidential Data shall not include information which is or becomes publicly known through no fault of Bocchichio or is obtained by Bocchichio from a third party without the breach of a confidentiality obligation owed to WSGI.

B.          Non-Disclosure of Confidential Data

Bocchichio covenants and agrees that he shall not at any time, directly or indirectly, disclose or divulge to others, any trade secret or Confidential Data obtained by Bocchichio in connection with his relationship with, or the services rendered to, WSGI or otherwise unless authorized in writing by WSGI or required by law (but only after Bocchichio has provided WSGI with reasonable notice and opportunity to take action against any legally required disclosure). Bocchichio shall make no use whatsoever, directly or indirectly, of any Confidential Data at any time. Upon WSGI’s request at any time and for any reason, Bocchichio shall immediately deliver to WSGI, or destroy if directed by WSGI, all materials (including all soft and hard copies) in their possession which relates to or contains Confidential Data. WSGI and Bocchichio acknowledge and agree that WSGI has a legitimate business interest in the restrictive covenant set forth herein and that Bocchichio recognizes and agrees that restricting these activities are reasonably necessary to preserve and protect the strong and legitimate business interests of WSGI, including the scope, time and geographic restrictions given the nature and industry of WSGI’s business. The provisions contained in this Section VI shall survive for a period of three years from the Agreement Date.

VII.           Other Material Terms and Conditions

A.          Additional Instruments

Each of the Parties shall from time to time, at the request of others, execute, acknowledge and deliver to the other Party any and all further instruments that may be reasonably required to give full effect and force to the provisions of this Agreement.

B.          Entire Agreement

The Parties hereby agree that this Agreement is intended to and does contain and embody herein all of the understandings and agreements, both written or oral, between Bocchichio and WSGI with respect to the subject matter of this Agreement, it supercedes any and all prior written and oral agreements, statements, understandings and discussions with respect to the subject matter herein, and there exists no oral agreement or understanding or expressed or implied liability, whereby the absolute, final and unconditional character and nature of this Agreement shall be in any way invalidated, empowered or affected. There are no representations, warranties or covenants other than those set forth herein.

C.          Laws of the State of Florida

The Parties hereby agree that this Agreement, the Parties’ performance under it, and all legal actions and special proceedings relating to or arising out of this Agreement will be construed in accordance with and pursuant to the laws of the State of Florida without regard to its internal choice of law analysis, and shall govern to the exclusion of the law of any other forum.

D.          Jurisdiction

The circuit or county court in Brevard County, Florida shall be the sole and exclusive jurisdiction and forum for any legal action or dispute arising from, in connection with or interpreting this Agreement. The Parties hereby consent to the exercise of personal jurisdiction over them by the appropriate court of competent jurisdiction in Brevard County, Florida.

E.          Assignments

Except as otherwise provided by this Agreement, this Agreement may not be assigned by either Party without the prior written consent of the other Party, provided, however, that WSGI may assign its rights, duties and obligations hereunder in connection with the transfer (by merger or by sale of assets or stock) of all or a majority of either its total assets or stock to an unrelated third party. The benefits of this Agreement shall inure to the respective permitted successors and assigns of the Parties hereto and the obligations and liabilities assumed in this Agreement by the Parties hereto shall be binding upon their respective permitted successors and assigns.

F.          Originals

This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original and constitute one and the same agreement. Facsimile copies with signatures shall be given the same legal effect as an original.

G.          Notices

All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including electronic transmission) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, electronically transmitted, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

World Surveillance Group Inc.:

State Road 405, Building M6-306A, Room 1400

Kennedy Space Center, FL 32815

Attn: Barbara M. Johnson

By Mail:
Mail Code: SWC
Kennedy Space Center, FL 32899

Fax: 321-452-8965

Anthony Bocchichio:

10771 Hawks Vista Street

Plantation, FL 33324

Fax:

Each Party shall at all times keep the other Party informed of its principal place of business if different from that stated herein, and shall promptly notify the other of any change, giving the address of the new place of business or residence.

H.          Modification and Waiver

A termination, modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed by the Parties with the same formality as this Agreement. The failure of any Party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature or of any other nature.

I.          Non-Exclusive Remedies

The Parties agree that they are entitled to exercise any remedy at law or in equity, each of which shall be deemed cumulative and not exclusive. The Parties further agree that the non-breaching Party is entitled to seek specific performance or other equitable relief with respect to the provisions of this Agreement, and that monetary damages would not provide adequate compensation for any damages incurred by reason of a breach of any of the provisions of this Agreement.

J.          Settlement Agreement Not Admissible

The Parties agree that, in any future legal or other proceeding, evidence concerning any term or provision of the Agreement shall not be used in any way, shall not be discoverable or admissible in any respect and shall be without prejudice to each Party’s legal position, except in any action to enforce the terms and provisions of the Agreement. The Parties further agree that execution of the Agreement and compliance with its terms do not constitute an admission of liability or wrongdoing by the Parties.

K.          Survival of Provisions

If any provision of this Agreement shall be found invalid or unenforceable in whole or in part, then such provision shall be deemed modified or restricted to the extent and in the manner necessary to render the same valid and enforceable or shall be deemed excised from this Agreement as such circumstances may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be. The invalidity, illegality or unenforceability of any provision of this Agreement pursuant to judicial decree or otherwise shall not affect the validity, legality or enforceability of any other provision in this Agreement, all of which shall remain in full force and effect.

L.          Captions

The captions in this Agreement are for convenience only and shall not be considered a part of the Agreement or affect the construction or interpretation of any provision in this Agreement.

M.          Mutual Drafting of Settlement Agreement

The negotiations and drafting of this Agreement have been participated in by each of the Parties for all purposes, and the Agreement shall be deemed to have been drafted jointly by all Parties.

N.          Parties in Interest

Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of the Agreement upon any person or entities other than the Parties.

O.          Confidentiality

The Parties represent and agree to keep the negotiations leading up to this settlement confidential.

P.          No Assignment of Claims

Bocchichio represents and warrants that there has been no assignment or other transfer of any interest in any claim released hereunder and agrees to indemnify and hold WSGI harmless from any liability or claims, demands, damages, costs, expenses and attorneys’ fees arising as a result of any such assignment or transfer. It is the intention of the Parties that this indemnity does not require payment as a condition precedent to recovery under this indemnity.

Q.          Attorneys’ Fees and Expenses

The Parties agree that in the event any Party breaches the terms of this Agreement, or the representations and warranties contained herein, and the non-breaching Party then seeks to enforce the terms of this Agreement and/or obtain injunctive relief, the prevailing Party shall be entitled to recover from the breaching Party all of the prevailing Party’s costs and expenses including reasonable attorneys’ fees (both at the trial and appellate levels) incurred in connection with the prevailing Party’s enforcement of the terms of this Agreement and/or efforts to obtain injunctive relief.

[Remainder of Page Intentionally Left Blank]

APPROVED AND AGREED:

WORLD SURVEILLANCE GROUP INC.

/s/ Glenn D. Estrella	9/24/13
By: Glenn D. Estrella	Date
Title: President and
Chief Executive Officer

/s/ Anthony Bocchichio	9/24/13
Anthony Bocchichio	Date

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